Exhibit 10(ad)
                   Supply Agreement dated January 14, 1997*


* Certain portions of Exhibit 10(ad) have been omitted and have been filed with the Commission pursuant to a request for confidential treatment thereof.




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                               SUPPLY AGREEMENT

        This Agreement, entered into as of the 14th. day of January, 1997, by and between Lannett Company, Inc. ("Lannett"), a Delaware corporation, having offices in Philadelphia, Pennsylvania, and MOVA Pharmaceutical Corporation ("MOVA"), a Puerto Rico corporation, having offices in Caguas, Puerto Rico.


                                 WITNESSETH:

        WHEREAS, Lannett manufactures and sells pharmaceutical products and has represented that it has developed a generic versions of certain pharmaceutical products (as hereinafter defined); and

        WHEREAS, MOVA distributes a line of generic versions of branded pharmaceutical products such as the Products; and

        WHEREAS, MOVA would like to distribute the Products as manufactured by Lannett and Lannett is willing to supply the Products to MOVA for such purpose, all upon the terms and conditions of this Agreement;

        NOW, THEREFORE, in consideration of the foregoing premises, which are hereby incorporated as substantive part of this Agreement, and in consideration of the performance of the mutual covenants and promises herein contained, Lannett and MOVA have agreed as follows:

                           ARTICLE 1 - DEFINITIONS

 1.1 The Products. The "Products" shall mean each of the Products listed in Exhibit A for which the FDA has approved an Abbreviated New Drug
 Application. Products may be added to Exhibit A by mutual agreement of the parties.

 1.2 The ANDA. The "ANDA" shall mean the Abbreviated New Drug Applications for the Products which has been submitted to the FDA by Lannett, including any amendments or supplements thereto.

 1.3 The FDA. The "FDA" shall mean the United States Food and Drug
 Administration.

 1.4 Patents. The "Patents" shall mean any issued patents or patent rights held by third parties which would be infringed by the manufacture, use or sale of the Products to be sold by Lannett to MOVA pursuant to the terms of this Agreement.


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                                      2

 1.5 Purchase Term. The "Purchase Term" shall mean the five (5) year period that begins on the date the first order for Products is shipped after the date first appearing above. In the event that neither party gives the other written notice six (6) months prior to the end of the initial five (5) year Purchase Term, the Agreement shall automatically be extended so that after the end of the initial Purchase Term the Agreement may be terminated only upon six (6) months prior written notice by Lannett or MOVA to the other.

 1.6 Purchase Price. The "'Purchase Price" shall mean the price per shelf keeping unit as specified in Exhibit A hereof and subject to adjustment in accordance with Paragraph 2.7 hereof.

 1.7 Affiliate. "Affiliate" shall mean, with respect to either party, all corporations or other business entities which, directly or indirectly, are controlled by, control or are under the common control with that party. For this purpose, the meaning of the word "control" shall include, but not be limited to, ownership of more than fifty percent (50%) of the voting shares or interest of such corporation or other business entity.

 1.8 Active Ingredient. "Active Ingredient" shall be the one specified for each of the Products in Exhibit A.

                              ARTICLE 2 - SUPPLY

 2.1 Supply. Subject to the terms and conditions of this Agreement, Lannett shall supply and MOVA shall purchase from Lannett substantially all of MOVA's requirements for the Products throughout the Purchase Term.
 MOVA shall not purchase the Products or any product having the same
 Active Ingredient, strength and indication as the Products, from any party other than Lannett throughout the Purchase Term except that MOVA may purchase the Products or any such product from any party pursuant to Paragraph 2.4 and Article 12 hereunder.

 2.2 Forecasts. As early as reasonably possible after the date first appearing above, and thirty (30) days prior to every calendar quarter thereafter, MOVA shall give to Lannett a written forecast of the quantities of the Products, including quantities for each strength and unit size of the Products, and delivery dates that MOVA anticipates it will order from Lannett during the two (2) calendar quarters following the date of the written forecast. Such forecast shall not create a binding obligation on-the part of either Lannett or MOVA, except as provided in Paragraph 2.3 hereof. However, MOVA shall use all reasonable efforts to make each forecast as accurate as possible. MOVA shall promptly advise Lannett of any significant changes in its estimated forecast of Products.


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                                      3


 2.3 Orders. MOVA shall submit written purchase orders to Lannett for the quantities of the Products, including the quantity of each strength and unit size and delivery dates, which MOVA desires to purchase under this Agreement. For the first three (3) month period of each forecast given by MOVA pursuant to Paragraph 2.2 hereof, MOVA shall submit purchase orders to Lannett for at least the greater of: seventy-five percent (75%) of the forecasted quantities for that period on the then current forecast or fifty percent (50%) of the forecasted quantities for that period as shown on the immediately preceding forecast. Regardless of the quantities ordered, Lannett shall use all reasonable efforts to deliver the full quantities of the Products ordered by MOVA. Deliveries of the Products ordered by MOVA to the destination designated by MOVA will be made within sixty
 (60) days following the date on which MOVA submitted the purchase order unless a later delivery date has been specified by MOVA.

 2.4 Inability to Supply. Within thirty (30) days following its receipt of each forecast according to Paragraph 2.2 hereof, Lannett shall advise MOVA in writing if it is unable to supply the entire quantity forecasted. MOVA shall have the right to purchase from third parties, such quantities of the Products for which Lannett shall have advised that it will be unable to supply, for as long as Lannett's inability to supply continues and for a three (3) month period following notice by Lannett that it is able to supply MOVA the entire quantity forecasted.

 2.5 Shipments. Delivery shall be C.I.F. Caguas freight and insurance prepaid by Lannett. Products shall be shipped by Lannett according to MOVA's instructions, to MOVA's facility at Villa Blanca Industrial Park, Caguas, PR 00725; provided, however, that should MOVA instruct Lannett to ship to another location, Lannett shall do so and MOVA shall reimburse for any incremental costs involved, if any.

 2.6 Billing and Payment. Lannett shall invoice MOVA the Purchase Price for all shelf keeping units in each shipment of Products delivered to MOVA. Payment terms shall be 2%, 10 days, Net 30 days from receipt of the invoice therefor. Interest shall accrue at a monthly rate of one and one-half percent (1 1/2%) on balances for which payment has not been received forty-five (45) days from the date of delivery, unless such balance is subject to the rejection and dispute resolution provisions of Sections
 3.2 and 3.4 hereunder.

 2.7 Purchase Price. The Purchase Price set forth in Exhibit A shall be valid for Purchase Term. The parties agree to meet from time to time, but not less than every six (6) months, to review the Purchase Price as it relates, to market conditions. At that time the parties, if market conditions so require, shall negotiate in good faith an adjustment to the Purchase Price. If at any time during the Purchase Term, the price for any of the Products generally charged to other clients of Lannett is lower than the then current Purchase Price, then Lannett shall immediately make available this lower price to MOVA


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                                      4

 CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION -- ASTERISKS DENOTE SUCH OMISSION

 and adjust the Purchase Price in Exhibit A, including the price for purchases for which a purchase order has already been issued by MOVA in accordance with Section 2.3 hereof. If at any time during the Purchase Term, Lannett increases the price generally charged to other clients and MOVA for any of the Products and such price is higher than the then current Purchase Price, then Lannett shall promptly notify MOVA of such increase. If MOVA does not accept such increase, then the parties shall negotiate in good faith for up to thirty (30) days from the date MOVA gives notice, to arrive at a mutually acceptable Purchase Price. If, during such thirty (30) day period the parties agree on a mutually acceptable Purchase Price then Lannett shall adjust the Purchase Price in Exhibit A. If at the end of such thirty (30) day period the parties have not reached agreement, MOVA, at its option, may amend Exhibit A to exclude such Product and shall cease to have obligations to purchase such Product. From time to time the parties may agree to adjust the Purchase Price through a rebate or other similar mechanism to accommodate promotions or other sales incentive given by MOVA to its clients.

 2.8 Conflicting Terms. In ordering and delivering the Products, MOVA and Lannett may use their standard forms, but nothing in such forms shall be construed to amend or modify the terms of this Agreement and in case of conflict herewith, the terms of this Agreement shall control unless otherwise specifically agreed in writing by the parties hereto.

 2.9 Market Segment Agreement. Throughout the Purchase Term, Lannett will not directly sell or distribute Product to Managed Care organizations (except **** ), Mail Order and Chain market segments (except ****. In the event a customer makes direct contact with Lannett, then Lannett shall promptly forward such contact to MOVA's marketing department. However, if any potential customer expresses to MOVA or Lannett that it prefers to establish business for Product directly with the manufacturer, then the applicable party shall promptly notify the other of such potential customer and Lannett will be able to sell directly to such customer. MOVA shall not solicit sales, quote prices, directly sell or distribute Product to the customers included in Exhibit B hereof except when such sale is made to service a Managed Care, Mail Order, Chain or government market segment customer. MOVA shall promptly inform Lannett of sales arrangements to such parties which require sales to customers included in Exhibit B. Such exhibit may be modified from time to time by Lannett. The provisions of this Section 2.9 shall not be applicable to customers outside the U.S. Such international customers shall be handled on an individual basis.

 2.10 Independent Prices. Each of the parties shall establish the prices at which it sells the Products to its customers independently of the other party.


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                                      5

                             ARTICLE 3 - QUALITY

 3.1 Quality Control. Prior to each shipment of the Products, Lannett shall perform such quality control procedures to verify that each shipment of the Products made under this Agreement conforms to the specifications for the Products contained in the approved ANDA and otherwise complies with the representations and warranties given by Lannett in Article 4 hereof. Each shipment of the Products shall be accompanied by a quality assurance analytical data sheet (the "Q.A. Certificate of Analysis").

 3.2 Rejection. MOVA shall have thirty (30) days following the day on which it receives a shipment to reject same because all or part of the shipment fails to conform to the applicable specifications or otherwise fails to conform to the representations and warranties given by Lannett herein, by giving written notice to Lannett specifying the manner in which all or part of such shipment fails to meet the foregoing requirements. If MOVA rejects a shipment before the date on which payment therefor is due according to Paragraph 2.6 hereof, it may withhold payment for that shipment or the rejected portion thereof. All shipments or portions thereof not rejected by MOVA before such date shall be paid for in accordance with Paragraph 2.6 hereof. All shipments or portions thereof which MOVA rejected but, as determined pursuant to Paragraph 3.4 hereof, did not have the right to reject, shall be paid within fifteen (15) days following the day on which such determination was made, unless MOVA had paid earlier.
 In the event MOVA rejects a shipment or portion thereof within such thirty
 (30) day period in accordance with the terms hereof but after payment therefor had been made, MOVA shall be entitled to recoup the payment amount by, at MOVA's election, Lannett's issuing a prompt refund or by MOVA's offsetting such amount against the payment of future invoices or other payments that may become due hereunder. The representations and warranties given by Lannett hereunder shall survive any failure to reject by MOVA under this Paragraph.

 3.3 Recalls. If the Products is recalled pursuant to FDA regulation or other applicable laws and returned as a result of any such recall and such recall is due to Lannett's negligence or willful misconduct or a breach of any representation or warranty of Lannett hereunder, then Lannett shall bear all incremental out-of-pocket direct costs in connection with the recall, including, but not limited to, all notification letters and all shipping expenses. In no event shall Lannett be responsible for any indirect expenses incurred by MOVA. If the recalled Products is to be destroyed, Lannett, at MOVA's request, shall replace free of charge said Products or issue a credit to MOVA's account or refund payment to MOVA. If the recalled Products is to be reworked, Lannett shall bear all costs of reworking said product. If the Products is recalled and such recall is due to MOVA's negligence or willful misconduct or a breach of any representation or warranty of MOVA hereunder, then MOVA shall bear all incremental out-of-pocket direct costs in connection with the recall, including, but not limited to, all notification letters and all shipping


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                                      6



expenses. In no event shall MOVA be responsible for any indirect expenses incurred by Lannett.


3.4 Disputes. If Lannett disputes MOVA's right to reject all or part of any shipment of the Products as set forth in Paragraph 3.2 or 3.3 hereof, such dispute shall be resolved by an independent approved FDA testing organization or consultant of recognized repute within the U.S. pharmaceutical industry mutually agreed upon by the parties, the appointment of which shall not be unreasonable withheld or delayed by either party. The determination of such entity with respect to all or part of any shipment of the Products shall be final and binding upon the parties, but only as to the reasons given by MOVA in rejecting shipment or portion thereof and shall have no effect on any other matter for which said entity did nit render a determination. The fees and expenses of the third party making the determination shall be paid by the party against which the determination is made.

3.5 Obligation to Inform the Other. Parties agree to keep each other regularly and fully informed of any notification or other information, whether received directly or indirectly, which might in any way affect the marketability, safety or effectiveness of the Products, or which might result in potential liability for either party, or which necessitate action on the part of either party, or which might result in recall of the Products, or which might otherwise in any way affect either if the parties' interest with respect to the distribution or use of the Products. Nothing contained in this Paragraph shall obligate either party to provide the other with any information other than information regarding the quality if the Products.

3.6 Inspections. Upon reasonable notice given to Lannett, MOVA shall have the right to have a reasonable number of its employees inspect any facility at which the Products to be sold to MOVA hereunder is manufactured, packaged, stored or shipped.

3.7 Packaging. Lannett shall supply the Product to MOVA in finished containers bearing the MOVA label as specified by MOVA and approved by the FDA. MOVA agrees to pay the cost of preparation and printing of all packaging components (e.g. labels, outserts) specific to MOVA which are not used in the Products delivered to MOVA. Such payment shall be limited to a maximum of six
(6) month's supply of printed packaging components to satisfy MOVA's immediately preceding forecast of Product. Such amount shall be payable thirty (30) days from receipt of the invoice therefor.


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                  ARTICLE 4 - REPRESENTATIONS AND WARRANTIES

 MOVA hereby covenants, represents and warrants to Lannett that:

 (a) that after it receives delivery of the Products it will not cause by any action or omission on its part that the Products be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act, as amended and in effect at the time of shipment (the "'Act").

 Lannett hereby covenants, represents and warrants to MOVA that:

 (a) on the date of shipment, all of the Products sold by Lannett to MOVA hereunder will comply with the specifications for the Products contained in the approved ANDA and conform with the information shown on the Q.A. Data Sheet;

 (b) all of the Products sold by Lannett to MOVA hereunder shall have been manufactured, packaged and stored and shipped in conformance with all applicable current Good Manufacturing Practices which are in force or hereinafter adopted by the FDA or any successor agency thereto;

 (c) on the date of shipment, all of the Products shipped by Lannett to MOVA hereunder will not be adulterated or misbranded within the meaning of the Act, or within the meaning of any applicable state or municipal laws in the USA under which such terms have the same meaning as set forth under the Act;

 (d) on the date of shipment, all of the Products sold by Lannett to MOVA hereunder may be legally distributed or sold in the USA;

 (e) title to all the Products sold by Lannett to MOVA hereunder shall pass to MOVA as provided herein free and clear of any security interest, lien or other encumbrance;

 (f) the Products sold hereunder shall have been manufactured, packaged and stored in facilities which are approved by the FDA at the time of such manufacture, packaging and storage, to the extent such approval is required by law; and

 (g) to the best of Lannett's knowledge and belief, the manufacture, use or sale of the Products sold by Lannett to MOVA hereunder shall not constitute an infringement of any Patents.


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                                      8


                        ARTICLE 5 - REGULATORY MATTERS

 5.1 Administration of the ANDA and other Approvals. Lannett shall be responsible for maintaining the ANDA and any other approvals current and in effect. In so doing, Lannett shall comply with all applicable requirements of the FDA and counterpart governmental agencies outside of the USA.

 5.2 Products Complaints. Each party shall immediately inform the other of product quality, health or safety related concerns or inquiries that raise potentially serious and unexpected quality, health or safety concerns. All such other information not involving the above described situation shall be transmitted to the other party within three (3) business days following receipt.

                         ARTICLE 6 - INDEMNIFICATION

 6.1 Lannett's Obligation to Indemnify. Lannett agrees to indemnify, defend, and hold harmless MOVA, its Affiliates and subsidiaries and their respective employees against any and all claims, losses, damages and liabilities, including reasonable attorneys' fees and costs associated with a recall of the Products as defined in Paragraph 3.3 hereof, incurred by any of them arising out of any breach of any obligation hereunder or any representation or warranty by Lannett hereunder or any act or omission of Lannett in connection with its obligations hereunder.

 6.2 MOVA's Obligation to Indemnify. MOVA agrees to indemnify, defend and hold harmless Lannett, its Affiliates and subsidiaries and their respective employees against any and all claims, losses, damages and liabilities, including reasonable attorneys' fees and costs associated with a recall of the Products as defined in Paragraph 3.3 hereof, incurred by any of them arising out of any breach of any obligation hereunder or any representation or warranty by MOVA hereunder or any act or omission of MOVA in connection with its obligations hereunder.

 6.3 Obligations of the Party Seeking to be Indemnified. If MOVA or any of its Affiliates or subsidiaries or Lannett or any of its Affiliates or subsidiaries (in each case an "Indemnified Party") receive any written claims which it believes is the subject of indemnity hereunder by Lannett or MOVA, as the case may be (in each case an "Indemnifying Party"), the Indemnified Party shall, as soon as reasonably practicable after forming such belief, give notice thereof to the Indemnifying Party, including full particulars of such claim to the extent known to the Indemnified Party; provided, that the failure to give timely notice to the Indemnifying Party as contemplated hereby shall not release the Indemnifying Party from any liability to the Indemnified Party except to the


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                                      9

 extent that the Indemnifying Party is injured by such delay. The Indemnifying Party shall have the right, by prompt notice to the Indemnified Party, to assume the defense of such claim with counsel reasonably satisfactory to the Indemnified Party, and at the cost of the Indemnifying Party. If the Indemnifying Party does not assume the defense of such claim, or, having done so, does not diligently pursue such defense, the Indemnified Party may assume such defense, with counsel of its choice, but for the account of the Indemnifying Party. If the Indemnifying Party so assumes such defense, the Indemnified Party may participate therein through counsel of its choice, but the cost of such counsel shall be for the account of the Indemnified Party. The party not assuming the defense of any such claim shall render all reasonable assistance to the party assuming such defense, and all out-of-pocket costs of such assistance shall be for the account of the Indemnifying Party. No such claim shall be settled other than by the party defending the same, and then only with the consent of the other party, which shall not be unreasonably withheld; provided, that the Indemnified Party shall have no obligation to consent to any settlement of any such claim which imposes on the Indemnified Party any liability or obligation which cannot be assumed and performed in full by the Indemnifying Party.

 6.4 Insurance. Each party and its Affiliates shall carry products liability insurance in an amount at least equal to $3,000,000 with an insurance carrier reasonably acceptable to the other party. Such insurance shall cover the indemnifications set forth in Article 6 hereof. Each party shall name the other party as additional insured under such policy. A certificate(s) of insurance evidencing such coverages shall be delivered to the other party within ten (10) days prior to the date any such Products is first commercially sold by such party, and shall provide among other things, that such insurance shall not be canceled or modified without giving the other party at least thirty (30) days prior written notice.

                         ARTICLE 7 - CONFIDENTIALITY

 7.1 Each party shall at all times maintain as confidential any know-how or other business information received from the other party under this Agreement, during the term of this Agreement, shall only use such information in furtherance of this Agreement shall only disclose such information to those of its employees with a need to know in furtherance of this Agreement, provided, however, that nothing contained herein shall prevent a party from submitting information to a governmental instrumentality in connection with seeking approval to market the Products. Said obligation of confidentiality shall not apply, however, to any information which:

 (a) was known to the receiving party, as evidenced by its written records, prior to receipt from the other party;


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                                      10

 (b) is in the public domain at time of receipt or subsequently enters the public domain through no breach of this Agreement by the receiving party;

 (c) after the date of receipt from the disclosing party, is received without cover of secrecy from a third party with a bona fide right to disclose without violating any right of the disclosing party; or

 (d) is independently developed by the receiving party without the aid, application or use of any information for which it is obligated to maintain as confidential according to this Paragraph.

 The respective obligations of Lannett and MOVA under this Paragraph shall be in effect during the term of this Agreement and for the two (2) years thereafter.

                        ARTICLE 8 - TERM, TERMINATION

 8.1 Term. This Agreement shall become effective as of the date first written above and shall remain in full force and effect through the end of the Purchase Term.

 8.2 Termination for Cause. This Agreement may be terminated at any time:

 (a) by either party if the other party fails to remedy and make good any default in the performance of any condition or obligation under this Agreement within sixty (60) days of the date a written notice of default is sent to the defaulting party thereof, or if such breach cannot be reasonably remedied within such 60-day period, the party in default diligently commences to remedy such breach;

 (b) by either party upon bankruptcy or insolvency of the other party or placing of the business of such party in receivership;

 (c) by either party if Exhibit A is amended under the provisions of Section
 2.7 and no Product remains listed in such Exhibit A;

 (d) by Lannett if MOVA fails to pay three (3) or more consecutive invoices within forty-five (45) days from the date of delivery of such Product, unless such invoice is subject to the rejection and dispute resolution provisions of Sections 3.2 and 3.4 hereunder;

 (e) by MOVA in the event Lannett fails to deliver three (3) or more consecutive orders of Product within thirty (30) days of the delivery date specified in MOVA's order; or


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                                      11

 (f) By MOVA in the event Lannett fails to supply MOVA's requirements for the Product for a period of three (3) consecutive months provided such requirements are within the forecasts given by MOVA to Lannett pursuant to Section 2.2 hereof.

 8.3 Waiver. Failure to terminate this Agreement following a breach or failure to comply with terms and conditions of this Agreement shall not be deemed a waiver of the non breaching party's defenses, rights or causes of action arising from such or any future breach or noncompliance.

                    ARTICLE 9 - TRADE NAMES AND TRADEMARKS

 9.1 MOVA and Lannett hereby acknowledge that they do not have, and shall not acquire by virtue of this Agreement, any rights to or in any goodwill, trademark, trade name, copyright, patent or other property of the other, nor in any of the other's trademarks or trade names appearing on the label or packaging materials of the Products. MOVA and Lannett each agrees to do nothing by act or omission which would impair, the rights, ownership and title to the other, including its Affiliates, in the aforementioned.

                             ARTICLE 10 - NOTICES

 10.1 Any notice required or permitted to be given or made under this Agreement by either of the parties to the other shall be in writing and delivered to the other party at its address indicated below or to such other address as the addressee shall have theretofore furnished in writing to the addressor by hand, courier or by registered or certified mail (postage prepaid) or by telefax, provided all telefax notices shall be promptly confirmed, in writing, by registered or certified mail (postage prepaid):

 If to Lannett:

 Lannett Company, Inc.
 9000 State Road
 Philadelphia, Pennsylvania 19136
 Telefax: (215) 333-9004
 Attention: Jeffrey Moshal
  Vice President - Finance


If to MOVA:

MOVA Pharmaceutical Corporation
P.O. Box 8639
Caguas, Puerto Rico 00626
Telefax: (787) 258-1794


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                                      12


 Attention:         Joaquin B. Viso
                    President

 With a Copy to:    Silvestre M. Miranda, Esq.
                    McConnell Valdes
                    270 Munoz Rivera Avenue
                    Hato Rey, Puerto Rico 00918

 Facsimile:  (787) 759-8282/759-9225

 All notices shall be effective as of the date received by the addressee.

                        ARTICLE 11 - NON ASSIGNABILITY

 11.1 This Agreement and the rights of the parties hereunder shall not be assignable nor shall the obligations of either party be delegable, except to Affiliates of MOVA or Lannett, without the prior written consent of the other party, which consent shall not be unreasonably withheld. In the event either party seeks and obtains the other party's consent to assign or delegate its rights or obligations to another party, or in the event of an assignment or delegation to an Affiliate, the obligations of the assignee or transferee must be guaranteed in writing by the party who is the assignor or transferor.

                          ARTICLE 12 - FORCE MAJEURE

 12.1 Force Majeure. No failure or omission by the parties in the performance of any obligation according to this Agreement shall be deemed a breach of this Agreement or create any liability if the same shall arise from any cause or causes beyond the control of the party, including, but not limited to, strikes, riots, war, acts of God, invasion, fire, explosion, floods, delay of carrier, shortage or failure in the supply of materials, energy shortage and acts of government or governmental agencies or instrumentalities.

 12.2 Obligations of the Parties in case of Force Majeure. In the event that due to force majeure either party hereto shall be delayed or hindered in or prevented from the performance of its duties or doing acts required under the terms of this Agreement, the performance of such act, except for the obligation to pay amounts due under this Agreement, shall be excused for the period of the delay. Notwithstanding the aforementioned, the party subject to force majeure shall take all reasonable steps to resolve the condition(s) forming the basis of force majeure.


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                                      13

                          ARTICLE 13 - MISCELLANEOUS

 13.1 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Pennsylvania.

 13.2 Independent Contractor. The parties shall be considered independent contractors, and neither the making of this Agreement nor the performance of any of the provisions hereof shall be construed to make either party an agent, employee or legal representative of the other, nor shall this Agreement be deemed to establish a joint venture or partnership.

 13.3 Public Announcements. Lannett and MOVA shall consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement and neither of them shall issue any press release or make any public statement prior to obtaining the other party's approval, which approval shall not be unreasonably withheld, except that no such approval shall be necessary to the extent disclosure may be required by law.

 13.4 Severability. Should any section, or portion thereof, of this Agreement be held invalid by reason of any law, statute or regulation existing now or in the future in any jurisdiction by any court of competent authority or by a legally enforceable directive of any governmental body, then such section or portion thereof shall be validly reformed so as to approximate the intent of the parties as nearly as possible and, if unreformable, shall be deemed divisible and deleted with respect to such jurisdiction; this Agreement shall not otherwise be affected.

 13.5 Taxes. Each party shall be responsible for its own taxes.

 13.6 Entire Agreement. The terms and provisions contained in this Agreement, including the Exhibit hereto, constitute the entire agreement between the parties and shall supersede all previous communications, representations, agreements or understandings, either oral or written, between the parties with respect to the subject matter hereof. No agreement or understanding varying or extending this Agreement shall be binding upon either party hereto, unless set forth in a writing which specifically refers to this Agreement, signed by duly authorized officers or representatives of the respective parties, and the provisions hereof not specifically amended thereby shall remain in full force and effect.


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                                      14


        IN WITNESS WHEREOF, Lannett and MOVA have executed this Agreement in duplicate as of the day and year first above written.

 Lannett Company, Inc.                       MOVA Pharmaceutical Corporation



 By: Jeffrey M. Moshal                       By: Wilbur Williams
     -----------------                          -----------------------
 Name: Jeffrey M. Moshal                     Wilbur Williams
Title: VP-Finance & Treasurer                V.P. Sales, Marketing &
                                             Business Development



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                                      15


CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION -- ASTERISKS DENOTE SUCH OMISSION


                      EXHIBIT A TO THE SUPPLY AGREEMENT
                        dated January 14, 1997 between

          Lannett Company, Inc. and MOVA Pharmaceutical Corporation



                         PRODUCT AND PRICING SCHEDULE



 Product: Dicyclomine 10mg.               Active Ingredient: Dicyclomine, USP


               Size                               Purchase Price
               ----                               --------------
               ****                                    ****

CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION -- ASTERISKS DENOTE SUCH OMISSION


                      EXHIBIT B TO THE SUPPLY AGREEMENT
                        dated January 14, 1997 between
          Lannett Company, Inc. and MOVA Pharmaceutical Corporation

                                Customer List
              Pursuant to Section 2.9, Market Segment Agreement


                                    ****